CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-PNST MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

May 1, 2021

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-PNST Series (the “VV-PNST Series”) and the creation of the VV-PNST Interests (the “VV-PNST Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in May 2021 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-PNST Series and the creation of the VV-PNST Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-PNST Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-PNST Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-PNST Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-PNST Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-PNST Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-PNST Interests

AUTHORIZED SHARES:	Minimum: 2,000 / Maximum: 2,200 Interests

SERIES ASSETS:	Name	Vintage	Size	Price	Quantity
	Chambertin An Zero	2015	6x750	$3,249	1
	Corton Charlemagne An Zero	2015	3x1.5	$1,367	1
	Corton Charlemagne An Zero	2015	6x750	$1,314	1
	Montrachet An Zero	2015	6x750	$7,281	1
	Batard-Montrachet Cuvee des Lilas	2017	6x750	$3,524	1
	Chambertin Clos de Beze	2016	6x750	$3,134	1
	Chambertin Clos de Beze	2017	3x1.5	$3,185	1
	Chambertin Cuvee du Chene	2016	6x750	$3,429	1
	Clos Saint Denis	2016	6x750	$3,587	1
	Clos Saint Denis	2017	3x1.5	$3,642	1
	Griotte Chambertin	2016	3x1.5	$3,088	1

VOTING POWERS:	No Voting Powers.

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-PNST to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:	Nicholas King
NAME: Nick King
TITLE: Managing Member